Exhibit 99.1

O-I Reports Third Quarter Results

Operating profits improve moderately during difficult quarter

Perrysburg, Ohio, October 25, 2006 - Owens-Illinois, Inc. (NYSE:OI) today reported its third quarter 2006 financial results.

“Progress in each of our six core priorities resulted in moderately improved quarter-over-quarter Segment Operating Profit despite the challenging cost environment,” said Steve McCracken, O-I Chairman and CEO.  “Our $.02 reported earnings per share from continuing operations did not reflect this progress, principally due to the charge to close Godfrey, costs of refinancing, and a higher tax rate.  We have gained some momentum, but we have not yet met the expectations we set when we began this transformation.  The changes in our global glass leadership announced on October 3 will help to sharpen our focus and accelerate execution of the core priorities.”

Third Quarter Highlights:

•              Net earnings were $0.02 per share (diluted) compared with $0.75 per share (diluted) in 2005.

•                                          Earnings from continuing operations, excluding the following items that management considers not representative of ongoing operations, were $0.26 per share compared with $0.34 per share in 2005. Excluded items: (a)mark to market effect of natural gas hedge contracts; (b)note repurchase finance fees and premiums; and (c)the charge for the Godfrey plant closure, are explained in Note (1).

	3rd Quarter 2006		3rd Quarter 2005
	$ Millions	EPS	$ Millions	EPS
Net earnings	$8.4	$0.02	$119.6	$0.75
Earnings from continuing operations	8.4	0.02	56.6	0.34
Earnings from continuing operation exclusive of items listed in Note (1)	45.0	0.26	56.2	0.34

•                  The Company’s financial flexibility was improved by the negotiation of a new five year €300 million European accounts receivable securitization program which will reduce the Company’s cost of borrowing by over 1% versus the expiring program.

•                  Management working capital (accounts receivable plus inventory and repair parts less accounts payable) at September 30, 2006 was 21.1% of last 12 months net sales compared with 23.1% at September 30, 2005.

•                  SAP is now deployed in approximately half of the European facilities with the remaining facilities scheduled to ‘go-live’ over the next five quarters.

•                  On September 1, the Company announced that it will close its Godfrey, Ill., machine parts manufacturing operation by the end of this year.  As part of a broad initiative to reduce working capital and improve system costs, machine parts manufacturing will be outsourced to various third party suppliers.  The Company recorded a third quarter charge for this closure of $29.7 million ($27.7 million after tax, or $0.18 per share).

•                  Asbestos metrics improved further during the quarter with cash payments to resolve cases and claims declining from $48.9 million to $46.9 million and deferred amounts payable declining by $4.0 million.

Reconciliation of Third Quarter 2006 Earnings to Third Quarter 2005

Earnings per share, excluding the items listed in Note (1) as presented below, were $0.26 per share (diluted) for the third quarter of 2006 compared with $0.34 per share (diluted) for the third quarter of 2005. The major factors contributing to the net $0.08 per share decline were as follows:

		EPS
	2005 EPS exclusive of items listed in Note (1)	$0.34

Reconciling items:
•	Price and product sales mix	$0.30
•	Productivity, production volume and cost savings	0.10
•	Cost savings from European capacity rationalization	0.06
•	Unit sales volume	0.02
•	Raw materials and other inflation	(0.21)
•	Energy inflation	(0.19)
•	Effective tax rate	(0.08)
•	European integration operating expenses	(0.04)
•	Pension expense	(0.04)
•	Minority share owners’ interest	(0.02)
•	Stock option expense (FAS No. 123)	(0.01)
•	All other - net	0.03

	Total reconciling items	$(0.08)

2006 EPS exclusive of items listed in Note (1)		$0.26

Consolidated Net Debt and Free Cash Flow

Consolidated net debt at September 30, 2006 was $5,196.6 million, compared with $4,998.5 million at December 31, 2005 and $5,206.2 million at September 30, 2005. Consolidated net debt at September 30, 2006 represents a decrease of $9.6 million from September 30, 2005.

	$Millions
	09/30/06	12/31/05	09/30/05
Consolidated debt	$5,521.5	$5,297.0	$5,201.9
European receivables securitization	0.0	0.0	226.3	(a)
Cash and short-term investments	(324.9)	(298.5)	(222.0)
	—	—
Net debt	$5,196.6	$4,998.5	$5,206.2

(a) Off balance sheet prior to December 2005.

Summarized cash flows for the third quarter 2006 and third quarter 2005 are as follows:

	$Millions
	Three months ended
	09/30/06	09/30/05
Cash provided by operating activities	$137.6	$301.9
Additions to property plant and equip.	(75.9)	(111.1)
Free Cash Flow	61.7	190.8
Divestitures/asset sales	6.8	9.3
Debt-related hedging activity	7.3	(30.0)
Convertible preferred dividends	(5.4)	(5.4)
Issuance of common stock and other	0.7	(1.6)
Increase in short-term investments	11.5
Cash effects on net debt	$82.6	$163.1
Capitalized lease obligations	(3.0)
Exchange rate fluctuations/other	9.6	3.9
Decrease (increase) in carrying value of swapped debt	(25.8)	22.1
Non-cash effects on net debt	$(19.2)	$26.0
Decrease in net debt	$63.4	$189.1

Free cash flow for the third quarter was $61.7 million compared with $190.8 million for the same quarter last year.  This reduction resulted from lower cash provided by operating activities partially offset by lower capital spending.  The unfavorable comparison in quarterly operating cash flow was principally due to working capital which provided $56.6 million in 2006 compared to $166.7 million in the prior year quarter. Capitalization of costs related to the SAP roll-out also had the effect of reducing cash flow from operating activities during the quarter.  On the favorable side, capital spending was lower in the third quarter 2006 due to the completion of the new glass container manufacturing facility in Windsor, Colo., in the fourth quarter of 2005.

Business Review

Glass Containers Segment — Higher selling prices, improved productivity and increased unit shipments, drove improved quarter-over-quarter Segment Operating Profit.

Segment Operating Profit of $207.6 million in the third quarter of 2006 was $9.3 million or 4.7% higher than the Segment Operating Profit for the third quarter of 2005 of $198.3 million.

•                  Glass shipments increased by 1% overall in the third quarter of 2006 vs. the third quarter of 2005.  Shipments increased in all regions except Europe where the elimination of selected lower margin products impacted volume.

•                  Increased selling prices, procurement savings, higher unit shipments, and cost savings from European capacity rationalization partially offset the impact of input cost inflation.

The principal factors contributing to the $9.3 million increase in Operating Profit were as follows:

		$ Millions
•	Price and product sales mix	$67.9
•	Productivity, production volume and cost savings	16.2
•	Cost savings from European capacity rationalization	13.1
•	Unit sales volume increase	5.5
•	Raw materials and other inflation	(42.6)
•	Energy cost inflation	(42.1)
•	European integration operating expenses	(8.2)
•	Pension expense	(6.6)
•	All other - net	6.1
		$9.3

Plastics Packaging Segment — Inflation in raw materials and other manufacturing costs and an unfavorable product sales mix were only partially offset by improved productivity and cost savings efforts, resulting in a modest decline in results compared to prior year.

Segment Operating Profit for the third quarter of 2006 was $30.7 million, compared with $33.1 million in the third quarter of 2005, a decrease of $2.4 million.

•                  Increased shipments of closures to certain end use markets were offset by lower unit shipments of healthcare bottles and vials. Customer consolidation and the expiration of certain contract manufacturing agreements with the purchaser of the former blow molded plastics business accounted for most of the reduction.

•                  In addition, a less favorable product sales mix and input cost inflation were partially offset by price increases, improved production efficiencies and other cost reduction initiatives.

The principal factors contributing to the $2.4 million decrease in Operating Profit were as follows:

		$ Millions
•	Productivity, production volume and cost savings	$5.2
•	Raw material and other inflation	(5.1)
•	Price and product sales mix	(1.0)
•	Pension expense	(1.0)

•	Unit sales volume	(0.5)
•	Energy cost inflation	(0.2)
•	All other - net	.2
		$(2.4)

Capital Spending

Capital spending for the third quarter of 2006 totaled $75.9 million, compared with $111.1 million for the year ago quarter.  The lower capital spending was principally due to the completion of the new glass container manufacturing facility in Windsor, Colo., in the fourth quarter of 2005.

Interest Expense

Interest expense in the third quarter of 2006 was $122.2 million compared with $113.3 million in the third quarter of 2005. As previously reported, interest expense in the third quarter includes $7.3 million for call premiums and the write-off of unamortized finance fees related to the July 2006 repurchase of approximately $150 million of the outstanding 2009, 8.875% senior secured notes.

Effective Tax Rate

Excluding the items presented in Note (1), the Company’s effective tax rate in the third quarter of 2006 was 45.5%, compared with 32.1% for the third quarter of 2005.  The Company expects its full year 2006 effective tax rate, exclusive of separately taxed items, to be between 40% and 41%.  The 2006 effective tax rate is higher principally because the Company is no longer recording tax benefits on its losses in the United States.

Cash tax payments for the third quarter of 2006 amounted to $27.0 million compared with $26.5 million for the third quarter of 2005. The Company expects to pay cash taxes between $125 million and $135 million for the full year 2006.

Asbestos

Asbestos-related cash payments to resolve cases and claims in the ordinary course were $46.9 million during the third quarter of 2006 compared with $48.9 million for the third quarter of 2005.  In addition, the Company used a portion of previously collected insurance proceeds to reduce the deferred amount payable on prior settlements by $4.0 million during the quarter.  The deferred amount payable was approximately $84 million at September 30, 2006, compared with approximately $91 million at December 31, 2005.

New filings during the quarter were approximately 18% higher than the filings during the third quarter of 2005. While new filings for the third quarter of 2006 are up from the prior year quarter, filings for the nine months ended September 2006 are down 30% from the same period in 2005. In addition, new filings for the nine months ended September 2005 were 35% lower than filings for the comparable period in 2004.  As of September 30, 2006, the number of pending asbestos-related lawsuits and claims was approximately 24,000 compared with approximately 32,000 at December 31, 2005. The Company believes that a significant number of the currently pending cases have exposure dates after the Company’s

1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums. The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis.

Nine-Month Results

For the first nine months of 2006, the Company reported earnings from continuing operations of $75.3 million or $0.38 per share (diluted) compared with $260.3 million, or $1.60 per share (diluted) for the first nine months of 2005.  Earnings from continuing operations, excluding the items listed in Note (1), were $126.6 million or $0.71 per share for the first nine months of 2006, compared with $218.8 million or $1.34 per share for the comparable 2005 period. Results for the first nine months of 2005 also included several non-operating items presented in Note (2) below. Exclusive of these items, the Company earned $1.27 per share in the nine months of 2005.

Outlook

“Despite our dissatisfaction with the pace of the transformation, we remain confident in our strategies and priorities as we enter the fourth quarter and look ahead to 2007.  We are committed to combat inflation with price and to walk away from unprofitable business.  Our recent organizational change will leverage the capabilities of the global glass business to enhance results and our speed of execution,” said McCracken.

Note (1)	Three months ended
	September 30,
	2006	2005
Earnings from continuing operations	$0.02	$0.34
Items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:

1. Loss from mark to market effect of natural gas hedge contracts (A)	0.01	0.03
2. Write-off of finance fees and note repurchasing premiums	0.05
3. Reversal of a tax accrual for previous divestiture		(0.03)
4. Charge for Godfrey plant closure	0.18

Earnings from continuing operations before items that management considers not representative of ongoing operations	$0.26	$0.34

	Nine months ended
	September 30,
	2006	2005
Earnings from continuing operations	$0.38	$1.60

Items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:

1. Gain on sale of Corsico, Italy, glass plant		(0.18)
2. Loss(gain)from mark to mark effect of natural gas hedge contracts (A)	0.04	(0.05)
3. Write-off of finance fees and note repurchasing premiums	0.11
4. Reversal of a tax accrual for a a previous divestiture		(0.03)
5. Charge for Godfrey plant closure	0.18

Earnings from continuing operations before items that management considers not representative of ongoing operations	$0.71	$1.34

(A)Prior to April 1, 2005, mark-to-market adjustments for changes in the unrealized value of natural gas hedge contracts were reported in results of operations.  Beginning April 1, 2005, additional changes in the unrealized value of these contracts are being reported as changes in the Other Comprehensive Income component of share owners’ equity through the application of special hedge accounting.  The cumulative mark-to-market gain on the contracts that existed at April 1, 2005, will continue to impact reported energy costs until the last of those contracts expire in the fourth quarter of 2006.  Both the non-cash gains reported prior to April 1, 2005, and the offsetting non-cash charges reported after that date are excluded from Segment Operating Profit.  The remaining non-cash charges in the fourth quarter of 2006 will be $2.0 million.

Note (2)

Nine-Month 2005 Results — In addition to the items presented in Note (1), the nine month 2005 results included first quarter favorable adjustments of $0.04 per share from a reduction of the Company’s accruals for self-insured risks and $0.03 per share from a reduction of the tax provision primarily to recognize changes in deferred taxes at several international subsidiaries, both recognized in the first quarter of 2005.  Exclusive of these items, the Company earned $1.27 per share in the first nine months of 2005.

Forward Looking Statements

This earnings release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to supplement any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the Company employs approximately 28,200 people and has 100 manufacturing facilities in 23 countries.  In 2005, annual revenues were $7.2 billion.  For more information, visit http://www.o-i.com.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, October 26, 2006, at 8:30 a.m., Eastern Time.  A live webcast and a replay of the conference call will be available on the Internet at the O-I Web site (www.o-i.com). The conference call also may be accessed by dialing +1-888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on October 26.  Ask for the O-I conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on October 26 through 11:59 p.m. on November 3.  In addition to the O-I Web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 7670789.

Additional information

Certain additional information regarding third quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

CONTACT:   O-I, Kelley Yoder, 567-336-1388

Copies of O-I news releases are available at the O-I Web site at http://www.o-i.com; or at http://www.prnewswire.com.

# # #

OWENS-ILLINOIS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Net sales	$1,911.7	$1,807.5	$5,545.5	$5,323.5
Royalties and net technical assistance	4.4	4.5	12.2	12.8
Equity earnings	7.5	6.6	21.2	17.9
Interest	4.6	5.2	14.4	12.9
Other (a)	5.0	1.7	18.6	39.6
	1,933.2	1,825.5	5,611.9	5,406.7

Costs and expenses:
Manufacturing, shipping, and delivery (b)	1,555.2	1,473.5	4,525.8	4,236.9
Research and development	7.3	6.6	21.8	19.0
Engineering	11.5	9.2	29.5	28.9
Selling and administrative	137.2	122.0	401.1	358.2
Interest (c) (d)	122.2	113.3	372.0	348.4
Other (e)	32.1	12.0	47.6	25.4
	1,865.5	1,736.6	5,397.8	5,016.8

Earnings from continuing operations before items below	67.7	88.9	214.1	389.9

Provision for income taxes (f)	46.4	22.7	106.9	104.6

Minority share owners’ interests in earnings of subsidiaries	12.9	9.6	31.9	25.0

Earnings from continuing operations	8.4	56.6	75.3	260.3
Net earnings of discontinued operations (g)		63.0		63.0
Net earnings	$8.4	$119.6	$75.3	$323.3

Earnings from continuing operations	$8.4	$56.6	$75.3	$260.3

Less convertible preferred stock dividends	(5.4)	(5.4)	(16.1)	(16.1)

Available to common share owners	$3.0	$51.2	$59.2	$244.2

Basic earnings per share of common stock:

Earnings from continuing operations	$0.02	$0.34	$0.39	$1.62
Net earnings of discontinued operations		0.41		0.41
Net earnings	$0.02	$0.75	$0.39	$2.03

Weighted average shares outstanding (000s)	152,150	151,280	151,937	150,727

Diluted earnings per share of common stock:

Earnings from continuing operations	$0.02	$0.34	$0.38	$1.60

Net earnings of discontinued operations		0.41		0.41
Net earnings	$0.02	$0.75	$0.38	$2.01

Diluted average shares (000s)	153,876	153,357	153,960	152,979

(a)

Amount for the nine months ended September 30, 2005 includes a first quarter gain of $28.1 million (pretax and after tax) from the sale of the Company’s glass container facility in Corsico, Italy. The effect of this adjustment is an increase in earnings per share of $0.18. The first quarter sale of the Company’s glass container facility in Castellar, Spain did not result in a gain; the carrying value allocated to that facility, as part of the BSN acquisition, was adjusted to equal the sales proceeds.

(b)

Amount for the three months ended September 30, 2006 includes a loss of $1.6 million ($1.6 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.01.

Amount for the three months ended September 30, 2005 includes a loss of $8.2 million ($4.9 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.03.

Amount for the nine months ended September 30, 2006 includes a loss of $6.7 million ($6.5 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.04.

Amount for the nine months ended September 30, 2005 includes a gain of $13.2 million ($8.1 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.05.

(c)

Amount for the three months ended September 30, 2006 includes a charge of $7.3 million ($7.3 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this charge is a decrease in earnings per share of $0.05.

(d)

Amount for the nine months ended September 30, 2006 includes charges of $17.5 million ($17.1 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of these charges is a reduction in earnings per share of $0.11.

(e)

Amount for the three and nine months ended September 30, 2006 includes a charge of $29.7 million ($27.7 million after tax) for the closing of the Godfrey, Illinois machine parts manufacturing operation. The aftertax effect of this charge is a reduction in earnings per share of $0.18.

(f)

Amount for three and nine months ended September 30, 2005 includes a third quarter benefit of $5.3 million from the reversal of an accrual for potential tax liabilities related to a previous divestiture. The accrual is no longer required based on the Company’s reassessment of the potential liabilities. The effect of this benefit is an increase in earnings per share of $0.03.

(g)

Amount for the three and nine months ended September 30, 2005 consists of a third quarter benefit principally from the reversal of an accrual for potential tax liabilities related to a previous divestiture. The accrual is no longer required based on the Company’s reassessment of the potential liabilities.

OWENS-ILLINOIS, INC.
Condensed Consolidated Cash Flows
(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net earnings	$8.4	$119.6	$75.3	$323.3
Net earnings of discontinued operations		(63.0)		(63.0)
Non-cash charges (credits):
Depreciation	118.2	118.6	352.6	359.5
Amortization of intangibles and other deferred items	6.5	6.8	20.6	19.9
Amortization of finance fees	2.7	3.8	10.5	12.2
Gain on sale of certain real property				(28.1)
Restructuring costs and writeoff of certain assets	29.7		29.7
Mark to market effect of natural gas hedge contracts	1.6	8.2	6.7	(13.2)
Other	(12.5)	2.3	5.7	(10.3)
Change in non-current operating assets	(17.5)	9.5	(29.4)	1.8
Asbestos-related payments	(46.9)	(48.9)	(127.6)	(135.2)
Change in non-current liabilities	(9.2)	(21.7)	(50.9)	(64.7)

Change in components of working capital (a)	56.6	166.7	(378.6)	(152.1)
Cash provided by (utilized in) operating activities	137.6	301.9	(85.4)	250.1
Cash flows from investing activities:
Additions to property, plant, and equipment	(75.9)	(111.1)	(200.2)	(296.6)
Collections on receivables arising from consolidation of receivables securitization program (a)			127.3
Net cash proceeds related to divestitures and asset sales	6.8	9.3	14.4	159.7
Cash utilized in investing activities	(69.1)	(101.8)	(58.5)	(136.9)
Cash flows from financing activities:
Additions to long-term debt	265.3	69.0	1,181.5	510.6
Repayments of long-term debt	(290.6)	(242.8)	(1,073.4)	(646.5)
Increase (decrease) in short-term loans	(50.2)	19.4	52.9	43.5
Net receipts (payments) for debt-related hedging activity	7.3	(30.0)	(4.3)	(100.0)
Payment of finance fees		(0.2)	(12.3)	(1.0)
Convertible preferred stock dividends	(5.4)	(5.4)	(16.1)	(16.1)
Issuance of common stock and other	0.7	(1.4)	4.7	20.3
Cash provided by (utilized in) financing activities	(72.9)	(191.4)	133.0	(189.2)
Effect of exchange rate fluctuations on cash	2.0	1.5	6.6	(11.6)
Increase (decrease) in cash	(2.4)	10.2	(4.3)	(87.6)
Cash at beginning of period	244.7	180.1	246.6	277.9
Cash at end of period	$242.3	$190.3	$242.3	$190.3

(a)

During the fourth quarter of 2005, the Company expanded the capacity of its European accounts receivable securitization program. The terms of this expansion resulted in changing from off-balance sheet to on-balance sheet accounting for the program by consolidating both the trade accounts receivable in the program and the secured indebtedness of the same amount. In the Company’s Form 10-Q for the quarters ended March 31 and June 30, 2006, cash received from customers in payment of the accounts receivable that were in the program at the date of its consolidation were included in determining the changes in components of consolidated working capital. However, to more clearly reflect the change from off-balance sheet accounting to on-balance sheet accounting, the Company reclassified the cash flows from these receivables from operating activities to investing activities.

OWENS-ILLINOIS, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Sept. 30,	Dec. 31,	Sept. 30,
	2006	2005	2005
Assets
Current assets:
Cash, including time deposits	$242.3	$246.6	$190.3
Short-term investments, at cost which approximates market	82.6	51.9	31.7
Receivables, less allowances for losses and discounts	1,247.3	1,006.2	993.0
Inventories	1,009.1	940.4	1,020.6
Prepaid expenses	45.9	37.2	121.7
Total current assets	2,627.2	2,282.3	2,357.3

Investments and other assets:
Equity investments	103.3	114.9	109.7
Repair parts inventories	166.1	170.3	171.7
Prepaid pension	994.2	988.1	981.9
Deposits, receivables, and other assets	437.2	444.5	586.4
Goodwill	2,439.3	2,369.2	2,897.1
Total other assets	4,140.1	4,087.0	4,746.8
Property, plant, and equipment, at cost	6,358.0	6,146.0	6,163.9
Less accumulated depreciation	3,253.7	2,993.5	2,971.2
Net property, plant, and equipment	3,104.3	3,152.5	3,192.7
Total assets	$9,871.6	$9,521.8	$10,296.8

Liabilities and Share Owners’ Equity
Current liabilities:

Short-term loans and long-term debt due within one year	$612.6	$278.3	$74.2
Current portion of asbestos-related liabilities	149.0	158.0	158.0
Accounts payable	882.5	843.0	781.0
Other accrued liabilities	633.2	542.6	602.1
Total current liabilities	2,277.3	1,821.9	1,615.3

Long-term debt	4,908.9	5,018.7	5,127.7
Deferred taxes	192.3	186.0	196.1
Pension benefits	307.5	311.4	289.3
Nonpension postretirement benefits	282.6	277.1	277.1
Other liabilities	361.5	429.2	456.0
Asbestos-related liabilities	453.5	572.1	473.0
Minority share owners’ interests	196.6	181.5	173.5
Share owners’ equity:
Convertible preferred stock	452.5	452.5	452.5
Common stock	1.7	1.7	1.6
Capital in excess of par value	2,316.5	2,297.0	2,294.6
Treasury stock, at cost	(230.2)	(236.0)	(237.5)
Retained deficit	(1,496.2)	(1,555.4)	(668.1)
Accumulated other comprehensive loss	(152.9)	(235.9)	(154.3)
Total share owners’ equity	891.4	723.9	1,688.8
Total liabilities and share owners’ equity	$9,871.6	$9,521.8	$10,296.8

OWENS-ILLINOIS, INC.
Consolidated Supplemental Financial Data
(Dollars in millions)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2006	2005	2006	2005
Selected Segment Information

Net sales:
Glass Containers	$1,717.5	$1,604.3	$4,951.0	$4,708.6
Plastics Packaging	194.2	203.2	594.5	614.9

Consolidated net sales	$1,911.7	$1,807.5	$5,545.5	$5,323.5

Product Segment Operating Profit (a):
Glass Containers (b) (c) (d)	$207.6	$198.3	$594.0	$646.2
Plastics Packaging	30.7	33.1	90.4	97.8
	238.3	231.4	684.4	744.0
Eliminations and other retained items	(21.7)	(26.2)	(76.3)	(59.9)

Segment Operating Profit	216.6	205.2	608.1	684.1
Sale of the Corsico, Italy glass container facility				28.1
Charge for closing the Godfrey, Illinois plant	(29.7)		(29.7)
Mark to market effect of natural gas hedge contracts	(1.6)	(8.2)	(6.7)	13.2
Consolidated Operating Profit	185.3	197.0	571.7	725.4
Interest income	4.6	5.2	14.4	12.9
Interest expense	(122.2)	(113.3)	(372.0)	(348.4)
Provision for income taxes	(46.4)	(22.7)	(106.9)	(104.6)
Minority share owners’ interests in earnings of subsidiaries	(12.9)	(9.6)	(31.9)	(25.0)

Earnings from continuing operations	$8.4	$56.6	$75.3	$260.3

(a)

Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is earnings from continuing operations. The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to earnings from continuing operations is included in the tables above.

(b)

Excludes a loss of $1.6 million and $6.7 million for the three months and nine months ended September 30, 2006, respectively, from the mark to market effect of natural gas hedge contracts. Excludes a loss of $8.2 million and a gain of $13.2 million for the three months and nine months ended September 30, 2005, respectively, from the mark to market effect of natural gas hedge contracts.

(c)	Amount for the three and nine months ended September 30, 2006 excludes a charge of $29.7 million for the closing of the Godfrey, Illinois machine parts manufacturing operation.

(d)	Amount for the nine months ended September 30, 2005 excludes a gain of $28.1 million from the sale of the Company’s glass container facility in Corsico, Italy.